Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER EARNINGS

MIAMI (June 21, 2011) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $206 million, or $0.26 diluted EPS, on revenues of $3.6 billion for its second quarter ended May 31, 2011. Net income for the second quarter of 2010 was $252 million, or $0.32 diluted EPS, on revenues of $3.3 billion.

Commenting on the second quarter, Carnival Corporation & plc Chairman and CEO Micky Arison said, “Our North America brands’ revenue yields increased 3 percent in the second quarter while yields for our Europe, Australia and Asia brands were up slightly (constant dollars), having been affected by the geo-political events which unfolded in the Middle East and North Africa, as well as the earthquake and nuclear disaster in Japan. The revenue yield improvement was more than offset by higher fuel prices which cost the company approximately $150 million, or $0.19 per share.”

Key metrics for the second quarter 2011 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) increased 2.3 percent for 2Q 2011, which was in line with the company’s March guidance, up 1.5 to 2.5 percent. Net revenue yields in current dollars increased 6.0 percent due to favorable currency exchange rates. Gross revenue yields increased 5.8 percent in current dollars.

•

Net cruise costs excluding fuel per available lower berth day (“ALBD”) increased 2.7 percent in constant dollars, which was in line with March guidance, up 2.0 to 3.0 percent. Gross cruise costs including fuel per ALBD in current dollars increased 10.3 percent.

•	Fuel prices increased 35 percent to $673 per metric ton for 2Q 2011 from $498 per metric ton in 2Q 2010 and was higher than March guidance of $659 per metric ton.

Continuing with its strategic growth initiatives, the company took delivery of its 100th ship, Carnival Cruise Lines’ 3,690-passenger Carnival Magic, in late April. Two additional ships, AIDA Cruises’ 2,194-passenger AIDAsol and Seabourn’s 450-passenger Seabourn Quest were also delivered during the 2011 second quarter.

Also, during the second quarter a contract was finalized with Fincantieri for the construction of a 3,611-passenger ship for P&O Cruises (UK) scheduled to be delivered in February 2015. The order marks Carnival Corporation & plc’s first ship delivery for 2015, aligned with the company’s strategy to have two to three ships constructed per year.

2011 Outlook

At this point in time, cumulative advance bookings for the remainder of the year are at higher prices with lower occupancies versus last year. For the last six weeks, booking volumes for the second half of 2011 are well ahead of the prior year for the North America brands, as well as, the Europe, Australia and Asia brands. Pricing for the North America brands remains strong. Pricing for the Europe, Australia and Asia brands has been significantly affected by the prolonged conflict in the Middle East and North Africa regions and earthquake in Japan, which necessitated very close-in deployment changes for more than 300 cruises. The Southern Europe brands were particularly affected with over 40 percent of their deployments in these areas.

As previously announced, the impact of these events are expected to cost the company an additional $0.15 per share in the second half of the year and reduces full year revenue yields by approximately 1.0 percent. The company now expects full year net revenue yields, on a constant dollar basis, to increase 1.5 to 2.5 percent, compared to its March guidance increase of 2.5 to 3.5 percent. Net revenue yields on a current dollar basis are expected to increase 4.0 to 5.0 percent for the full year 2011 compared to 2010.

Arison noted, “Our North America brands continue to perform well, benefiting from the gradual economic recovery, with strong yield growth expected in the second half of the year. We expect lower yields for our Europe, Australia and Asia segment in the second half of 2011 as a result of the significant deployment changes in Europe. Despite the considerable challenges we have faced this year, the long-term fundamentals of our business remain sound.”

The company continues to expect net cruise costs excluding fuel per ALBD for the full year 2011 to be flat to up 1.0 percent on a constant dollar basis, which is in line with its March guidance.

Taking all the above factors into consideration, the company now forecasts full year 2011 fully diluted earnings per share to be in the range of $2.40 to $2.50, compared to 2010 earnings of $2.47 per share. Based on the current spot prices for fuel, fuel costs for the full year 2011 are now expected to increase $515 million compared to 2010, costing an additional $0.65 per share.

Third Quarter 2011

Third quarter constant dollar net revenue yields are expected to increase 1.0 to 2.0 percent (up 5.5 to 6.5 percent on a current dollar basis) compared to the prior year. Net cruise costs excluding fuel per ALBD for the third quarter are expected to be 2.5 to 3.5 percent higher on a constant dollar basis (up 7.0 to 8.0 percent on a current dollar basis) compared to prior year. Fuel costs for the third quarter are expected to increase $170 million compared to the prior year, costing an additional $0.21 per share.

Based on the above factors and using current fuel prices and currency exchange rates, the company expects fully diluted earnings for the third quarter 2011 to be in the range of $1.60 to $1.64 per share, compared to $1.62 per share in 2010.

Selected Key Forecast Metrics

	Full Year 2011		Third Quarter 2011

	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars

Change in:
Net revenue yields	4.0 to 5.0%	1.5 to 2.5%	5.5 to 6.5%	1.0 to 2.0%
Net cruise costs excl. fuel / ALBD	2.5 to 3.5%	0.0 to 1.0%	7.0 to 8.0%	2.5 to 3.5%

	Full Year 2011		Third Quarter 2011

Fuel price per metric ton	$639		$670
Fuel consumption (metric tons in thousands)	3,415		860
Currency
Euro	$1.41 to	€1	$1.43 to	€1
Sterling	$1.61 to	£1	$1.62 to	£1

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2011 second quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 100 ships totaling approximately 197,000 lower berths with eight new ships scheduled to be delivered between now and February 2015. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation & plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation industries; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which Carnival Corporation & plc operates; economic, market and political factors that are beyond Carnival Corporation & plc’s control, which could increase its operating, financing and other costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations; increases in Carnival Corporation & plc’s repairs and maintenance expenses and refurbishment costs as its fleet ages; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; Carnival Corporation & plc’s international operations are subject to additional risks not generally applicable to its U.S. operations; geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc counterparties’ abilities to perform; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology and other networks and operations and breaches in data security; loss of key personnel or Carnival Corporation & plc’s ability to recruit or retain qualified personnel; union disputes and other employee relation issues; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company arrangement. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2011	2010	2011	2010
Revenues
Cruise
Passenger tickets	$2,778	$2,499 (a)	$5,430	$4,940 (a)
Onboard and other	817	737	1,574	1,466
Tour and other	25	31	35	39

	3,620	3,267	7,039	6,445

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	562	512 (a)	1,226	1,092 (a)
Onboard and other	121	106	241	219
Payroll and related	435	383	846	774
Fuel	579	416	1,029	813
Food	241	212	472	424
Other ship operating	556	504	1,066	978
Tour and other	27	32	36	47

Total	2,521	2,165	4,916	4,347
Selling and administrative	440	404	862	800
Depreciation and amortization	380	349	747	694

	3,341	2,918	6,525	5,841

Operating Income	279	349	514	604

Nonoperating (Expense) Income
Interest income	3	3	5	7
Interest expense, net of capitalized interest	(91)	(99)	(177)	(195)
Other income (expense), net	13	(2)	19	(5)

	(75)	(98)	(153)	(193)

Income Before Income Taxes	204	251	361	411

Income Tax Benefit (Expense), Net	2	1	(3)	16

Net Income	$206	$252	$358	$427

Earnings Per Share
Basic	$0.26	$0.32	$0.45	$0.54

Diluted	$0.26	$0.32	$0.45	$0.54

Dividends Declared Per Share	$0.25	$0.10	$0.50	$0.20

Weighted-Average Shares Outstanding – Basic	791	788	791	788

Weighted-Average Shares Outstanding – Diluted	793	806	793	806

(a)	During the fourth quarter of 2010, we changed the classification of our port costs that vary with guest head counts to a gross presentation from a net presentation, which resulted in an increase in passenger ticket revenues and commissions, transportation and other costs. The amounts reclassified and included on a gross basis in passenger ticket revenues and commissions, transportation and other costs were $72 million and $155 million for the three and six months ended May 31, 2010, respectively.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,	November 30,
	May 31, 2011	November 30, 2010
ASSETS
Current Assets
Cash and cash equivalents	$557	$429
Trade and other receivables, net	360	248
Inventories	365	320
Prepaid expenses and other	217	247

Total current assets	1,499	1,244

Property and Equipment, Net	32,822	30,967

Goodwill	3,424	3,320

Other Intangibles	1,396	1,320

Other Assets	622	639

	$39,763	$37,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$274	$740
Current portion of long-term debt	890	613
Accounts payable	552	503
Accrued liabilities and other	1,137	1,094
Customer deposits	3,668	2,805

Total current liabilities	6,521	5,755

Long-Term Debt	8,678	8,011

Other Long-Term Liabilities and Deferred Income	712	693

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 647 shares at 2011 and 646 shares at 2010 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2011 and 214 shares at 2010 issued	357	355
Additional paid-in capital	8,155	8,094
Retained earnings	17,186	17,224
Accumulated other comprehensive income (loss)	542	(254)
Treasury stock, 39 shares at 2011 and 2010 of Carnival Corporation and 31 shares at 2011 and 2010 of Carnival plc, at cost	(2,394)	(2,394)

Total shareholders’ equity	23,852	23,031

	$39,763	$37,490

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2011	2010	2011	2010
STATISTICAL INFORMATION
Passengers carried (in thousands)	2,330	2,222	4,515	4,271
Occupancy percentage	104.5%	103.8%	104.8%	103.7%
Fuel consumption (metric tons in thousands)	861	835	1,689	1,635
Fuel cost per metric ton (a)	$673	$498	$609	$497
Currency
U.S. dollar to €1	$1.43	$1.32	$1.38	$1.36
U.S. dollar to £1	$1.63	$1.50	$1.60	$1.55
U.S. dollar to Australian dollar	$1.05	$0.91	$1.02	$0.90
CASH FLOW INFORMATION
Cash from operations	$1,389	$1,398	$1,801	$1,794
Capital expenditures	$1,450	$999	$1,622	$2,168
Dividends paid	$198	$79	$277	$79

(a)	Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended May 31,			Six Months Ended May 31,
	2011	2011 Constant Dollar	2010	2011	2011 Constant Dollar	2010
Passenger ticket revenues	$2,778	$2,678	$2,499	$5,430	$5,366	$4,940
Onboard and other revenues	817	794	737	1,574	1,556	1,466

Gross cruise revenues	3,595	3,472	3,236	7,004	6,922	6,406

Less cruise costs
Commissions, transportation and other	(562)	(542)	(512)	(1,226)	(1,221)	(1,092)
Onboard and other	(121)	(116)	(106)	(241)	(237)	(219)

	(683)	(658)	(618)	(1,467)	(1,458)	(1,311)

Net passenger ticket revenues	2,216	2,136	1,987	4,204	4,145	3,848
Net onboard and other revenues	696	678	631	1,333	1,319	1,247

Net cruise revenues	$2,912	$2,814	$2,618	$5,537	$5,464	$5,095

ALBDs (b)	17,402,349	17,402,349	16,575,242	34,089,059	34,089,059	32,465,324

Gross revenue yields	$206.60	$199.49	$195.22	$205.47	$203.07	$197.31
% increase vs. 2010	5.8%	2.2%		4.1%	2.9%
Net revenue yields	$167.39	$161.67	$157.97	$162.44	$160.30	$156.91
% increase vs. 2010	6.0%	2.3%		3.5%	2.2%

Net passenger ticket revenue yields	$127.37	$122.74	$119.89	$123.33	$121.60	$118.51
% increase vs. 2010	6.2%	2.4%		4.1%	2.6%

Net onboard and other revenue yields	$40.03	$38.94	$38.07	$39.12	$38.70	$38.40
% increase vs. 2010	5.1%	2.3%		1.9%	0.8%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended May 31,			Six Months Ended May 31,
	2011	2011 Constant Dollar	2010	2011	2011 Constant Dollar	2010
Cruise operating expenses	$2,494	$2,429	$2,133	$4,880	$4,843	$4,300
Cruise selling and administrative expenses (c)	434	421	396	850	841	785

Gross cruise costs	2,928	2,850	2,529	5,730	5,684	5,085
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(562)	(542)	(512)	(1,226)	(1,221)	(1,092)
Onboard and other	(121)	(116)	(106)	(241)	(237)	(219)

Net cruise costs	2,245	2,192	1,911	4,263	4,226	3,774
Less fuel	(579)	(579)	(416)	(1,029)	(1,029)	(813)

Net cruise costs excluding fuel	$1,666	$1,613	$1,495	$3,234	$3,197	$2,961

ALBDs (b)	17,402,349	17,402,349	16,575,242	34,089,059	34,089,059	32,465,324

Gross cruise costs per ALBD	$168.28	$163.77	$152.55	$168.10	$166.73	$156.64
% increase vs. 2010	10.3%	7.4%		7.3%	6.4%
Net cruise costs per ALBD	$129.07	$125.95	$115.29	$125.07	$123.96	$116.25
% increase vs. 2010	11.9%	9.2%		7.6%	6.6%

Net cruise costs excluding fuel per ALBD	$95.75	$92.64	$90.22	$94.87	$93.76	$91.21
% increase vs. 2010	6.1%	2.7%		4.0%	2.8%

(See next page for Notes to Non-GAAP Financial Measures.)

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide an expanded insight to measure our revenue and cost performance in addition to the standard U.S. GAAP-based financial measures.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor and report our non-GAAP financial measures assuming the 2011 period currency exchange rates have remained constant with the 2010 period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using these measures to compare us to other cruise companies.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)	For the three and six months ended May 31, 2011, selling and administrative expenses were $440 million ($404 million in 2010) and $862 million ($800 million in 2010), respectively. For the three and six months ended May 31, 2011, selling and administrative expenses were comprised of cruise selling and administrative expenses of $434 million ($396 million in 2010) and $850 million ($785 million in 2010) and Tour and Other selling and administrative expenses of $6 million ($8 million in 2010) and $12 million ($15 million in 2010), respectively.